As filed with the Securities and Exchange Commission on February 14, 2020.

Registration No. 333-223069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citrix Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-2275152
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of principal executive offices) (Zip code)

Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (As Amended)

(Full title of the plans)

Antonio G. Gomes

Executive Vice President, Chief Legal Officer and Secretary

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Name and address of agent for service)

(954) 267-3000

(Telephone Number, Including area code, of Agent for Service)

Copy to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Citrix Systems, Inc., a Delaware corporation (the “Company” or the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister 2,105,818 shares of the Registrant’s common stock, par value $.001 per share (“Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-223069 and referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission on February 16, 2018 to be offered and sold pursuant to the Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”).

At the Company’s Annual Meeting of Stockholders held on June 4, 2019, the Company’s stockholders approved an amendment to the 2014 Plan, which, among other things, decreased the total number of shares of Common Stock authorized for issuance under the 2014 Plan by 2,600,000 shares (the “Share Decrease”).

In addition, pursuant to the 2014 Plan, any shares of Common Stock underlying any awards granted under the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan, as amended (the “2005 Plan”) that are forfeited, canceled or otherwise terminated (other than by exercise) after May 22, 2014, the date that the 2014 Plan was originally approved by the Company’s stockholders, are made available for awards under the 2014 Plan. The Registration Statement registered 2,710,927 shares of Common Stock underlying awards granted under the 2005 Plan that were forfeited, canceled or otherwise terminated (other than by exercise) during the period between May 22, 2014, the date of the Registrant’s 2014 annual meeting of shareholders, and December 31, 2017. Between January 1, 2018 and December 31, 2019, an aggregate of 494,182 shares of Common Stock (the “2005 Shares”) have been included in the shares reserved for issuance under the 2014 Plan as a result of the forfeiture, cancellation or other termination of previously made awards under the 2005 Plan.

In connection with the Share Decrease and the inclusion of the 2005 Shares in the shares reserved for issuance under the 2014 Plan, the Registrant hereby deregisters a net number of 2,105,818 shares of Common Stock that were originally registered for issuance under the Registration Statement and that remain unissued as of the date hereof. Following the deregistration of such shares, a total of 17,605,109 shares of Common Stock are registered for issuance under the Registration Statement.

The 2005 Shares were previously registered for issuance under the 2005 Plan pursuant to the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2012 (File No. 333-183120) (the “Prior Registration Statement”). The Company is concurrently filing with the Commission a post-effective amendment to the Prior Registration Statement deregistering the 2005 Shares under the 2005 Plan.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 23.1*	Consent of Independent Registered Public Accounting Firm

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, in the State of Florida, on February 14, 2020.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
Name: David J. Henshall
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Citrix Systems, Inc., hereby severally constitute and appoint David J. Henshall and Arlen Shenkman, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Citrix Systems, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 14, 2020.

Signature	Title(s)

/s/ David J. Henshall	President, Chief Executive Officer and Director (Principal Executive Officer)
David J. Henshall

/s/ Arlen Shenkman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Arlen Shenkman

/s/ Jessica Soisson	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jessica Soisson

/s/ Robert M. Calderoni	Chairman of the Board of Directors
Robert M. Calderoni

/s/ Nanci Caldwell	Director
Nanci Caldwell

/s/ Jesse Cohn	Director
Jesse Cohn

/s/ Robert D. Daleo	Director
Robert D. Daleo

/s/ Murray J. Demo	Director
Murray J. Demo

/s/ Ajei Gopal	Director
Ajei Gopal

/s/ Thomas Hogan	Director
Thomas Hogan

/s/ Moira Kilcoyne	Director
Moira Kilcoyne

/s/ Peter John Sacripanti	Director
Peter John Sacripanti